Exhibit T3A.7

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HEESR/ZUTJ/5123524 40034656

STATUTENWIJZIGING Canada Northwest Oils (Europe) B.V.

Op zeven en twintig augustus tweeduizend acht is voor mij, mr. Joannes Franciscus Verlinden, notaris met plaats van vestiging Eindhoven, verschenen:

mevrouw Ravina Supriana Constancia, geboren te Rotterdam op tweeëntwintig april negentienhonderd éénentachtig, met kantooradres Parklaan 54a, 5613 BH Eindhoven.

De comparant heeft het volgende verklaard:

De algemene vergadering van aandeelhouders van Canada Northwest Oils (Europe) B.V., een besloten vennootschap met beperkte aansprakelijkheid, gevestigd te Amsterdam en kantoorhoudende te 1097 JB Amsterdam, Prins Bernhardplein 200 (de “vennootschap”) heeft besloten de statuten van de vennootschap partieel te wijzigen, alsmede om de comparant te machtigen deze akte te doen passeren. Van deze besluitvorming blijkt uit een aandeelhoudersbesluit dat in kopie aan deze akte is gehecht (Bijlage).

De statuten van de vennootschap zijn laatstelijk gewijzigd bij akte op bij akte op acht augustus tweeduizend zes verleden voor mr, J.A.M. ten Berg, notaris te Eindhoven, - terzake waarvan een ministeriële verklaring van geen bezwaar werd verleend op vijftien januari tweeduizend vijf, onder nummer B.V. 147112.

Ter uitvoering van voormeld besluit tot statutenwijziging worden de statuten van de vennootschap hierbij gewijzigd als volgt.

Wijziging A.

Artikel 3 wordt gewijzigd en komt te luiden als volgt:

“Kapitaal en aandelen

Artikel 3

Het maatschappelijk kapitaal bedraagt éénhonderd twintig miljoen zeshonderd zestienduizend euro

(EUR 120.616.000,00), verdeeld in vierhonderdduizend (400.000) aandelen met een nominale waarde van driehonderd één euro en vierenvijftig eurocent (EUR 301,54) elk.”

Wijziging B.

Artikel 12 lid 3 wordt gewijzigd en komt te luiden ais volgt:

“3. De algemene vergadering stelt de jaarrekening vast.~~”~~

Wijziging C.

Na artikel 12 lid 3 wordt een nieuw lid ingevoegd, luidende als volgt:

“4. De algemene vergadering kan volledige of beperkte decharge verlenen aan de directeuren voor het gevoerde bestuur.”

Slotverklaring.

Per het moment waarop deze statutenwijziging van kracht wordt, wordt het nominale

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bedrag van elk aandeel in het geplaatste kapitaal van de vennootschap verminderd met vierenzestig euro en negenendertig eurocent (EUR 64,39) per aandeel en derhalve van driehonderd vijfenzestig euro en drieënnegentig eurocent (EUR 365,93) tot driehonderd één euro en vierenvijftig eurocent

(EUR 301,54).

Ten slotte heeft de comparant verklaard:

a.   Vorenbedoelde kapitaalvermindering geschiedt met inachtneming van het bepaalde in de artikelen 2:208 en 2:209 van het Burgerlijk Wetboek, waarvan blijkt uit een aan deze akte gehechte verklaring de dato dertig Juli tweeduizend acht van de griffie van de rechtbank te

     Amsterdam (Bijlage).

b.  Per het moment waarop bovenstaande statutenwijziging van kracht wordt, bedraagt het geplaatste kapitaal van de vennootschap negenendertig miljoen driehonderd drieëntachtigduizend vijfhonderd zesendertig euro en tweeëndertig eurocent (EUR

     39.383.536,32), verdeeld in éénhonderd dertigduizend zeshonderd acht (130.608) aandelen met een nominaal bedrag van driehonderd één euro en vierenvijftig eurocent (EUR 301,54) elk.

Verklaring van geen bezwaar.

Terzake van bovenstaande statutenwijziging is een ministeriële verkfaring van geen bezwaar verleend op vijftien augustus tweeduizend acht, onder nummer B.V. 147112, waarvan blijkt uit een schriftelijke verklaring van het Ministerie van Justitie die aan deze akte is gehecht (Bijlage).

Slot

De comparant is mij, notaris, bekend.

Deze akte is verleden te Eindhoven op de datum aan het begin van deze akte vermeld.

De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht.

De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen.

Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend.

(Volgt ondertekening)

UlTGEGEVEN VOOR AFSCHRIFT

/s/ J.F. Verlinden

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STATEMENT on fair office translation

The undersigned:

Joannes Franciscus Verlinden, civil law notary at Eindhoven, the Netherlands,

declares:

that the attached document is a fair office translation of, to the best of my knowledge, the consecutive wording in the Dutch language of the amendment of the articles of association of Canada Northwest Oils (Europe) B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, including the amendment of the articles, effected by notarial deed, executed on the 27th Day of August 2088 before me, civil law notary.

In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Eindhoven, June 5th 2009.

/s/ J.F. Verlinden

J.F. Verlinden

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HEESR/ZUTJ/5123524 40034656

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Amendment of the articles of association
Canada Northwest Oils (Europe) B.V.

This twenty-seventh day of August two thousand eight, there appeared before me, Joannes Franciscus Verlinden, civil law notary at Eindhoven:

Ravina Supriana Constancia, born in Rotterdam on the twenty-second day of April nineteen hundred and eighty-one, employed at Parklaan 54a, 5613 BH Eindhoven, the Netherlands.

The person appearing declared the following:

The general meeting of shareholders of Canada Northwest Oils (Europe) B.V., a private limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Amsterdam and its office address at 1097 JB Amsterdam, Prins Bernhardplein 200 (the “Company”), resolved to partially amend the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of the shareholder’s resolution attached to this deed (Annex).

The Articles of Association of the Company were last amended by a deed, executed on the eight day of August two thousand six, before J.A.M. ten Berg, civil law notary officiating in Eindhoven, with respect to which a ministerial Statement of No Objections was granted on the fifteenth day of January two thousand five, under number B.V. 147112.

In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended as follows.

Amendment A.

Article 3 is amended and shall read as follows:

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“Capital and shares

Article 3

The authorized capital of the company equals one hundred twenty million six hundred sixteen thousand euro (EUR 120,616,000.00), divided into four hundred thousand (400,000) shares with a nominal value of three hundred euro and eighty eurocent (EUR 301.54) each.”

Amendment B.

Article 12, paragraph 3 is amended and shall read as follows:

“3. The general meeting of shareholders shall adopt the annual accounts.”

Amendment C.

After Article 12, paragraph 3, a new paragraph is inserted, reading as follows:

“4. The general meeting of shareholders may grant full or limited discharge to the Management Board members for the management pursued.”

Final Statement.

At the time this amendment of the Articles of Association takes effect, the nominal value of each issued share of the Company is reduced with an amount of sixty-four euro and thirty-nine eurocent (EUR 64.39) per share, from three hundred sixty-five euro and ninety-three eurocent (EUR 365.93) to three hundred one euro and fifty-four eurocent (EUR 301.54).

Finally, the person appearing has declared:

a.   The aforementioned capital reduction is effectuated with due observance of the provisions of Sections 2:208 and 2:209 of the Dutch Civil Code which is evidenced by a statement dated on the thirtieth day of July two thousand eight of the clerk of the court of Amsterdam attached to this deed (Annex).

b.  At the time the foregoing amendment of the Articles of Association takes effect, the issued capital of the Company equals thirty-nine million three hundred eighty-three thousand five hundred thirty-six euro and thirty-two eurocent (EUR 39,383,536.32), divided into one hundred and thirty thousand six hundred eight (130,608) shares with a nominal value of three hundred one euro and fifty-four eurocent (EUR 301.54) each.

Statement Of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections of the Dutch Ministry of Justice was granted on the fifteenth day of August two thousand eight, under number B.V. 147112, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

End

The person appearing is known to me, civil law notary.

This deed was executed in Eindhoven on the date stated in the first paragraph of this deed.

The contents of the deed have been stated and clarified to the person appearing.

The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.

After limited reading, this deed was signed first by the person appearing and

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thereafter by me, civil law notary.